UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ATLANTIC TELE-NETWORK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg. 240.14a-101.

ATLANTIC TELE-NETWORK, INC.

19 Estate Thomas

Havensight

P.O. Box 12030

St. Thomas, U.S. Virgin Islands 00801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2003

April 9, 2003

To the Stockholders of

    ATLANTIC TELE-NETWORK, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of ATLANTIC TELE-NETWORK, INC., a Delaware corporation (the “Company”), which will be held at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006 on Monday, May 12, at 10:00 A.M., for the following purposes:

1.	To elect four directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 21, 2003 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of such stockholders will be available for inspection at the offices of The Bank of New York, 101 Barclay Street, New York, New York 10286.

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope.

By Order of the Board of Directors

Cornelius B. Prior, Jr.

Secretary

ATLANTIC TELE-NETWORK, INC.

19 Estate Thomas

Havensight

P.O. Box 12030

St. Thomas, U.S. Virgin Islands 00801

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of ATLANTIC TELE-NETWORK, INC., a Delaware corporation (the “Company”), to be held on May 12, 2003 at 10:00 a.m. for the purposes set forth in the accompanying Notice of Annual Meeting, or at any adjournment thereof. It may be revoked, by written notice or by furnishing a proxy subsequent in time, at any time prior to its use. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted FOR the election of the nominees set forth herein under “Election of Directors” and in the discretion of the appointed proxies on any other matter that may properly come before the meeting.

Only stockholders of record at the close of business on March 21, 2003 will be entitled to vote at the meeting. On that date, 4,986,474 shares of common stock, par value $.01 per share (the “Common Stock”), were outstanding, each such share of stock having one vote.

The election of directors requires a plurality of the votes cast. The Board of Directors recommends that you vote “FOR” the election of each of the nominees to the Board. Inspectors of election appointed by the Company’s Board of Directors will tabulate votes. Except for quorum purposes, abstentions and votes withheld will have no legal effect.

This Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card are first being mailed to stockholders of the Company on or about April 11, 2003.

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and telegraph by directors, officers and employees of the Company and its subsidiaries without receiving additional compensation. Upon request, the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

Principal Stockholders

The following table lists the beneficial ownership of each person or group who, as of March 31, 2003, owned, to the Company’s knowledge, more than five percent of the Company’s Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Security
Cornelius B. Prior, Jr. P.O. Box 12030 St. Thomas, U.S. Virgin Islands 00801	3,077,164	(1)	61.71%

FMR Corp. 82 Devonshire Street Boston, MA 02019	498,220	(2)	9.99%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	253,000	(3)	5.07%

(1)	Includes 200 shares owned by Gertrude Prior, Mr. Prior’s wife; 21,300 shares owned by Mr. Prior in an Individual Retirement Account, 16,000 shares in the Katherine D. Prior Revocable Trust, and 11,000 shares owned by Tropical Aircraft Company (Mr. Prior owns 90% of the outstanding capital stock of Tropical Aircraft Company), as to all of which Mr. Prior disclaims beneficial ownership.
(2)	Based on information contained in a Schedule 13G Statement filed with the Securities and Exchange Commission on February 14, 2002.
(3)	Based on information contained in a Schedule 13G Statement filed with the Securities and Exchange Commission on January 30, 2003.

ELECTION OF DIRECTORS

Four directors are to be elected at the meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees listed below. It is not expected that any of the nominees will become unavailable for election as a director, but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Company’s Board of Directors shall recommend.

The Board of Directors has unanimously approved all of the nominees whose names and certain information supplied by them to the Company, are as follows:

Ernst A. Burri

Cornelius B. Prior, Jr.

Charles J. Roesslein

Henry Wheatley

Ernst A. Burri, 59, retired as president of CODETEL, the leading telecommunications carrier in the Dominican Republic and a subsidiary of GTE Corporation, on December 31, 1997. Mr. Burri served in GTE Corporation for 25 years in many domestic and international assignments and was president of CODETEL since January 1991. He is currently an independent consultant and President of the Board of Directors of Consortium Ecoenergetico Dominicano, S.A., a corporation involved in energy projects in the Dominican Republic. Mr. Burri has been a director of the Company since May 18, 1998 and is a member of the Board’s Audit and Compensation Committee.

Cornelius B. Prior, Jr., 69, became Co-Chief Executive Officer, President, and a director of the Company upon its founding in 1987 and since December 30, 1997 has been Chief Executive Officer and Chairman of the Board. From 1980 until June 1987, Mr. Prior was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. Mr. Prior was a Fulbright Scholar following graduation from Holy Cross College and the Harvard Law School. He is also currently the Chairman of the Caribbean Association of National Telephone Organizations (CANTO).

Charles J. Roesslein, 54, retired as an officer of SBC Communications, Inc. in December 2000. During his last ten years with SBC, Mr. Roesslein held a wide variety of network, public affairs, strategic planning, corporate development, and finance assignments for SBC and its subsidiary companies, including vice president-chief financial officer and treasurer of Southwestern Bell Telephone Company and president and chief executive officer of companies responsible for strategic planning for the SBC company and the operation of SBC’s cable television businesses and internet service provider business. Mr. Roesslein is a member of the Engineering Foundation Advisory Council of the University of Texas at Austin’s College of Engineering. He was during 1998-99, a member of Texas Governor George W. Bush’s Science & Technology Council, and he serves on the board of directors of National Instruments Corporation, a manufacturer of automated test and manufacturing equipment. Mr. Roesslein was elected to the Board of Directors on April 8, 2002, and is the Chairman of the Board’s Audit and Compensation Committee.

Henry Wheatley, 71, has been the President of Wheatley Realty Corporation since 1973 where he manages the development of shopping centers. Mr. Wheatley is also Chairman of the Board of Coral World (Virgin Islands), Inc., and has been vice president and trustee of Islands Resources Foundation since 1972. Mr. Wheatley has been a director of the Company since December 30, 1997. He was a director of the Virgin Islands Telephone Corporation from 1994 to December 30, 1997 and is a member of the Board’s Audit and Compensation Committee.

Additional Information Relating to the Board of Directors

During 2002, there were seven meetings of the Board of Directors. No director serving on the Board of Directors in 2002 attended fewer than 75% of such meetings of the Board of Directors and the Committee on which he serves.

The Board has a combined Audit and Compensation Committee whose functions are described in the report of that committee set forth below. The Audit and Compensation Committee is comprised of three members, each of whom is independent as defined in the listing standards of the American Stock Exchange. Its current members are Messrs. Burri, Roesslein and Wheatley. The Audit and Compensation Committee held four meetings during 2002. The charter of the Audit Committee can be found in Schedule 1 to the Company’s 2001 Proxy Statement. The Board does not have a standing nominating committee or any other committee performing similar functions.

Security Ownership of Management

The following table shows the beneficial ownership, to the best of the Company’s knowledge, of the Company’s Common Stock by (i) each director of the Company, (ii) each executive officer identified in the Summary Compensation Table set forth below, and (iii) all the directors and executive officers of the Company as a group as of March 31, 2003:

Name	Amount and Nature of Beneficial Ownership	Notes	Percent of Security
Ernst A. Burri	6,926	(1)	*
Lawrence Fuccella	—		*
Richard Hanscom	4,000		*
Cornelius B. Prior, Jr	3,077,164	(2)	61.7%
Steven M. Ross	—		*
Charles J. Roesslein	2,566	(3)	*
Lawrence G. Stewart	12,500	(4)	*
Lewis A. Stern	—		*
Henry U. Wheatley	12,050	(5)	*
All Directors and Executive Officers of the Company as a Group (12 persons)	3,115,206		62.3%

 * = less than 1%

(1)	Represents shares held in the Company’s Directors’ Remuneration Plan. Under the Plan (see also “Compensation of Directors”) the director has a vested interest in the shares and a right to receive the dividends there under but may not vote or dispose of the shares until the Payment Commencement Date (as defined under the Plan).
(2)	Includes 200 shares owned by Gertrude Prior, Mr. Prior’s wife; 21,300 shares owned by Mr. Prior in an Individual Retirement Account, 16,000 shares in the Katherine D. Prior Revocable Trust and 11,000 shares owned by Tropical Aircraft Company (Mr. Prior owns 90% of the outstanding capital stock of Tropical Aircraft Company), as to all of which Mr. Prior disclaims beneficial ownership.
(3)	Comprised of 1,000 shares awarded upon initial election to the Board of Directors and 1,566 shares awarded for Board service during the 2002-2003 term and held in the Company’s Directors’ Remuneration Plan.
(4)	Represents shares subject to option which are exercisable within 60 days under the Company’s 1998 Stock Option Plan.
(5)	Includes 9,351 shares held in the Company’s Directors’ Remuneration Plan.

COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the compensation paid by the Company for the last three fiscal years to the Chief Executive Officer of the Company, and each of the Company’s most highly paid executive officers (other than the CEO) who was an executive officer of the Company at December 31, 2002, or who served as an executive officer during 2002, and whose total annual salary and bonus earned during 2002 exceeded $100,000:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation					Long Term Compensation Awards
	Year	Salary		Bonus		Securities Underlying Options (1)	All Other Compensation (2)
Cornelius B. Prior, Jr. Chairman of the Board, Chief Executive Officer and Acting Chief Financial Officer	2002 2001 2000	$ $ $	350,000 350,000 350,000		— — —	— — —	$ $ $	24,000 24,000 24,000

Lewis A. Stern (3) Former Vice President	2002 2001 2000	$ $ $	106,962 124,731 136,635		— — —	— — 100,000	$ $ $	8,876 18,710 20,495

Steven M. Ross (4) Former Treasurer, Chief Accounting Officer and Acting Chief Financial Officer	2002 2001 2000	$ $ $	150,000 150,000 120,000	$ $ $	11,249 10,000 30,000	— — 25,000	$ $ $	11,250 23,775 22,499

Lawrence G. Stewart (5) Vice President	2002 2001	$ $	135,000 5,192		$12,693 —	50,000 —	$ $	10,125 779

Lawrence Fuccella Vice-President	2002 2001 2000	$ $ $	130,000 136,154 150,000		$9,750 — —	— — —	$ $ $	9,750 20,423 22,500

Richard Hanscom Vice-President	2002 2001 2000	$ $ $	120,288 100,000 100,058	$ $ $	36,250 10,000 10,000	— — —	$ $ $	11,250 16,500 16,508

(1)	Consists of options to purchase Common Stock of the Company granted under the Company’s 1998 Company Stock Option Plan.
(2)	Consists of Company contributions under a qualified SEP IRA (see “Benefit Plans”).
(3)	Mr. Stern left the employ of the Company in November 2002.
(4)	Mr. Ross left the employ of the Company in February 2003.
(5)	Mr. Stewart became Vice President—Corporate Development of the Company in November 2001.

Option Grants in Last Fiscal Year

The following table contains information for each of the named executive officers concerning the grant during 2002 of options under the Company’s Stock Option Plan.

Name	Number of Securities Underlying Options Granted	Percent of All Options Granted to Employees	Exercise Price	Expiration Date	Present Value of Grant (1)
Lawrence G. Stewart	50,000	100.0%	$13.57	5/23/2012	$187,000

(1)	The Black Scholes model was used to calculate the present value of the options granted. The assumptions used are as follows: expected life of 5 years, risk free rate of 3.82%, volatility of 47%, and a dividend yield of 5.9%.

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information for each of the named executive officers concerning the exercise of options during 2002 and the value of unexercised options at year-end for the Company’s Common Stock.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options at 12/31/2002		Value of Securities Underlying Options at 12/31/2002 (1)
			Exercisable	Not Exercisable	Exercisable	Not Exercisable
Lawrence Fuccella	2,500	$12,225	—	—	$—	$—
Steven M. Ross	—	—	6,250	12,500	35,438	70,875
Lawrence G. Stewart	—	—	—	50,000	—	96,500
Lewis A. Stern (2)	—	—	66,667	33,333	200,001	99,999

(1)	The values are based on a fair market value of $15.50 per share as of December 31, 2002, which was the closing price per share of the Company’s Common Stock on the AMEX on the last trading day of 2002, less the exercise price payable for such shares. All the values in the table are stated on a pre-tax basis.
(2)	Mr. Stern left the employ of the firm in November 2002, and the unvested options will not become exercisable. Mr. Stern subsequently exercised his vested options to acquire 66,667 shares in March 2003, and the Company repurchased those shares from Mr. Stern following such exercise at a purchase price of $17.22 per share, the closing price per share on the AMEX on the date of the repurchase.

Equity Compensation Plan Information

The following table contains information regarding the Company’s Equity Compensation Plans as of December 31, 2002:

Plan Category	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)(2)	168,750	$12.52	65,000
Equity compensation plans not approved by security holders (3)	20,660	11.43	65,940

Total	189,410	$12.40	130,940

(1)	The approved plan is the 1998 Stock Option Plan.
(2)	This includes 33,333 unvested options that will not become exercisable.
(3)	The plan not approved by the stockholders is the Director’s Remuneration Plan adopted by the Board in 1999, which permits Directors, who are not officers or employees, to defer either 50% or 100% of annual retainer in the form of common stock of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Directors, officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, during the Company’s fiscal year ended December 31, 2002, all Section 16(a) filing requirements as well as all American Stock Exchange filing requirements applicable to its directors, officers and ten-percent stockholders have been satisfied except as follows: Form 3 with respect to the election of Sam Sigarto as an executive officer in December 2002 and Form 4 with respect to the sale by Lawrence Fuccella of 2,500 shares of common stock in November 2002 which were filed late.

In making these statements, the Company has relied upon written representations of its directors, officers and ten-percent stockholders and copies of reports they have filed with the SEC.

Benefit Plans

Until December 30, 1997, Company employees were covered by the Atlantic Tele-Network, Inc. Defined Benefit Plan for Salaried Employees; however, as of the consummation on that date of the spin-off of Emerging Communications, Inc. (“ECI”) with the U.S. Virgin Islands operation of the Company and its subsidiaries, all obligations for that plan were assumed by ECI. From 1998 to 2002, the Company provided a Simplified Employee Pension Plan, commonly know as SEP-IRA, for its employees. The plan provided for contribution percentages of 0% to 15% of compensation, up to a maximum contribution of $24,000 per participant. Any Company contributions made to the SEP-IRA, with the same percentage of compensation contributed for each employee, are subject to the limits noted above. This plan was discontinued in 2002 and will be replaced by a 401(k) retirement savings plan in 2003.

Pursuant to Mr. Prior’s employment contract with a subsidiary of the Company, he was entitled upon retirement from that subsidiary to a supplemental pension benefit over and above the benefits provided under a defined benefit plan maintained by that subsidiary. In the split-up of the Company in December 1997, that subsidiary became a subsidiary of ECI and Mr. Prior retired from the employ of that subsidiary. Mr. Prior has brought suit against that subsidiary for payment in a lump sum of his supplemental pension benefits that have been calculated to be approximately $725,000 as of October 1, 1998. That subsidiary has denied responsibility for payment of Mr. Prior’s supplemental pension and, among other things, has asserted that in the split-up of the Company in December 1997, the obligation for Mr. Prior’s supplemental pension became an obligation of the Company. If the subsidiary should succeed with its defense against Mr. Prior’s claim, the Company may be obligated to pay the supplemental pension benefit to Mr. Prior.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Audit and Compensation Committee in 2002 were Charles Roesslein, Chairman, Ernst Burri and Henry Wheatley. During or prior to the Company’s fiscal year ended December 31, 2002, none of these members were an officer or employee of the Company or its subsidiaries and, to the Company’s knowledge, had no relationships requiring disclosure under the SEC Rules. In making these statements, the Company has relied upon written representations of its directors.

Audit Committee Report and Compensation Committee Report on Executive Compensation

One of the functions of the Audit and Compensation Committee (the “Committee”) is to review the compensation of the senior management of the Company. In March 2002, the Committee reviewed the compensation of the chief executive officer and the other executive officers of the Company in the light of the Committee members’ own business experience, and the chief executive officer’s recommendation as to the compensation for each of the officers. The Committee determined that no adjustment should be made in the current compensation levels of the chief executive officer and agreed with the chief executive officer’s recommendation as to the compensation of the other executive officers of the Company, and so recommended to the Board.

The Committee also administers the Company’s 1998 Stock Option Plan. In May 2002, the Committee granted options on 50,000 shares of common stock under this Stock Option Plan to Lawrence Stewart, Vice President—Corporate Development of the Company.

The Committee considers that stock options under the 1998 Stock Option Plan will be a useful long-term incentive for key employees of the Company, including executive officers. The Committee determines the number of shares for which options will be granted on the basis of performance, potential and other subjective factors. However, no set criteria will be used and other factors may influence the Committee’s determination with respect to the number of shares granted, such as the promotion of an individual to a higher position, a desire to retain a valued executive or the number of shares then available for grant under the Plan.

Another role of the Committee is to evaluate audit performance, handle certain relations with the Company’s independent accountants and evaluate policies and procedures relating to internal accounting functions and controls. This section of the report relates to the activities taken by the Audit Committee in fulfilling such role.

The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee also reviewed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, the Committee discussed with the independent accountants their independence from management and the Company, including the matters in their written disclosures required by the Independence Standards Board including Standard No. 1.

The Committee further discussed with the Company’s then chief accounting officer and independent accountants the overall scope and plans for their respective audits. The Committee meets periodically with the chief financial officer, chief accounting officer and independent accountants to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit and Compensation Committee:

Charles Roesslein, Chairman

Ernst Burri, Member

Henry Wheatley, Member

Compensation of Directors

Directors who are not officers or employees of the Company (each an “Eligible Director”) are paid an annual retainer of $40,000 plus $3,000 for each meeting of the Board of Directors they attend and $1,500 for each telephonic meeting in which they participate. All Eligible Directors have the option under a Director’s Remuneration Plan adopted by the Board in 1999 of receiving either 50% or 100% of their annual retainer in the form of Company Common Stock on a deferred basis. For purposes of these elections, such stock is valued at the mean between the high and low reported sales prices of such stock in the last trading day in the month preceding the date of the election. In addition, future Eligible Directors will be given a one time grant of 1,000 shares of Company Common Stock upon their initial election or appointment to the Board which will vest (i) two years after such grant based on continuous service on the Board, (ii) upon termination of service on the Board by reason of death or permanent disability or (iii) upon a change of control, as defined under the Directors’ Remuneration Plan (the “Plan”).

All Eligible Directors have elected to defer either 50% or 100% of their unpaid annual retainer for 2003-2004 in the form of Company Common Stock under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2000 the Company bought from the Chairman of the Board and Chief Executive Officer of the Company (the “Chairman”) certain licenses and a company called Antilles Wireless Cable T.V. (“Antilles Wireless”). The Company was represented by its outside directors, who hired independent counsel and Corporate Valuation Advisory, Inc. to advise them. One of the provisions of the sale contract was that the Chairman would reimburse the Company up to $1.5 million if certain licensed business activities of Antilles Wireless did not generate gross profits of $6 million cumulatively in calendar years 2000, 2001 and 2002. At the end of 2002 the Chairman would have owed the Company approximately $1.2 million pursuant to this provision. The contract also provided that the Chairman pledge the 242,424 shares of the Company which constituted part of the consideration paid by the Company for Antilles Wireless as security for his obligations under the contract.

The independent directors of the Company, after consulting independent counsel and corporate counsel, by a majority vote decided to extend the time period for measuring the cumulative gross profits of the specified businesses through 2004, to increase the target profit to $6.5 million and to extend the period of the aforementioned pledge. The primary reason for this amendment was the view of the majority of the independent directors that the intention of establishing a period for reimbursement was to confirm the fair value of Antilles Wireless and that unforeseen circumstances made the 2000 to 2002 period an unfair measuring period. The unforeseen circumstances included siting problems, technical problems on the conversion to digital technology, and additional business acquisitions approved by the Board of Directors which were combined with Antilles Wireless and impeded development of the licensed activities. The amendment also continues the provision which allows the Chairman to earn an additional payment if gross profits during the five year period exceed a specified amount, which amount was increased from $12 million to $13 million.

During 2001, the Company acquired a significant minority interest in LighTrade, Inc. for $5,000,000. LighTrade was a Washington, D.C.-based company in the developmental stage, which was seeking to establish a series of market-participant neutral pooling points in major cities in the U.S. and abroad to enable telecommunications carriers and service providers to interconnect with each other and to help create a public market for trading “bandwidth.” At the time of the Company’s investment, the son of the Chairman of the Board and Chief Executive Officer of the Company was an officer of LighTrade, and over a year prior to the Company’s investment the Chairman had personally invested $100,000 in LighTrade. The decision to invest in LighTrade was made by a unanimous vote of the Company’s directors after disclosure of the above relationships, which were not a factor in the Board’s decision to approve the investment. Following the investment, the Company recommended and LighTrade appointed Mr. Roesslein to its Board of Directors. Later, in May 2002 Mr. Roesslein became a director of the Company. In July, 2001, the Chairman made an unsecured loan of $500,000 to LighTrade, and the Company made secured loans to LighTrade of $250,000 in August, 2001 and $320,000 in January, 2002. These loans enabled LighTrade to secure a $5,000,000 equity investment by an unaffiliated investor. During the first quarter of 2002, LighTrade filed for Chapter 7 bankruptcy protection. The Company believes that it will be able to recover some or all of the amounts previously lent to LighTrade based on the Company’s security interest in certain assets of LighTrade.

INFORMATION CONCERNING INDEPENDENT AUDITORS

PricewaterhouseCoopers (“PwC”) audited the Company’s accounts for 2002. On recommendation of the Board’s Audit and Compensation Committee, the Board of Directors has appointed PwC as independent certified public accountants for the fiscal year ended December 31, 2003.

Representatives from PwC will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if they so desire, and will be available to respond to any appropriate questions.

Arthur Andersen LLP audited the Company’s accounts for 1998, 1999, 2000 and 2001. On July 22, 2002, the Board of Directors, upon the recommendation of its Audit Committee, decided not to re-engage Arthur Andersen LLP (“Andersen”) as the Company’s principal public accountants and engaged PricewaterhouseCoopers LLP to serve as the Company’s principal public accountants for fiscal year 2002.

Andersen’s reports on the consolidated financial statements of the Company and its subsidiaries for the two most recent fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period through July 22, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

At that time, the Company provided Andersen with a copy of the foregoing disclosures. Andersen informed the Company that it was unable to provide a letter stating whether it is in agreement with such statements.

During the Company’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period through July 22, 2002, the Company did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Firm Fee Summary for the year ended December 31, 2002

	Pricewaterhouse Coopers LLP (1)	Deloitte & Touche LLP (2)	Arthur Andersen LLP (3)	Total
Audit Fees	$180,130	$49,750	$61,389	$291,269
Systems Design and Implementation	—	—	—	—
Tax Related	—	44,000	—	44,000
All Other Fees	—	10,000	—	10,000

Total Fees Paid	$180,130	$103,750	$61,389	$345,269

1.	The principal auditor of Atlantic Tele-Network, Inc. and its subsidiaries.
2.	The audit firm for the Guyana Telephone and Telegraph Company, Ltd, the principal subsidiary of Atlantic Tele-Network, Inc. Deloitte & Touche also provides tax services to the Company.
3.	Represents fees paid prior to the engagement of PricewaterhouseCoopers in mid 2002.

The audit committee has considered whether the provision of non-audit services by the company’s principal auditor is compatible with maintaining auditor independence.

PERFORMANCE GRAPH

On December 30, 1997, the Company was split into two separate public companies. One, Emerging Communications, Inc. (“ECI”), contained all of the Company’s telephone operations in the U.S. Virgin Islands. The other, the Company, continued all of the Company’s operations in Guyana. In connection with the transaction, the Company’s Common Stock was reduced by 60% (in effect a 1:2.5 reverse stock split).

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock from December 31, 1997 through December 31, 2002 with the cumulative total return of the Standard and Poor’s 500 Index, the NASDAQ Telecommunications Index, the common stock of a peer groups of companies, identified in the C.A. Turner Utility Reports of “small telephone companies.” In the current monthly report these telephone companies are: CT Communications, Inc., D&E Communications, Inc., Hector Communications Corp., Hickory Tech Corp., North Pittsburgh Sys, Inc., Ntelos, Inc., Surewest Communications Company, US LEC Corp., and Warwick Valley Telephone Company (“The Peer Group Index”). Prior years’ peer group also included Conestoga Enterprises, Inc., which was acquired by D&E Communications, Inc., in 2002. The comparative data assumes $100.00 was invested on December 31, 1997 in the Common Stock and in each of the indices referred to above and assumes that dividends, if any, were reinvested.

*	$100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The Mc-Graw-Hill Companies, Inc. All rights reserved.

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Other Matters

While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year’s Annual Meeting of Stockholders should be sent to the Company’s Secretary at 9719 Estate Thomas, Havensight, P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801 and must be received by December 11, 2003, to be included in the Company’s proxy materials for that meeting. Such proposals may be included in next year’s proxy materials if they comply with certain rules and regulations promulgated by the SEC. A shareholder who wishes to make a proposal at the 2004 Annual Meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to the Secretary of the Company no later than March 17, 2004 in order for the notice to be considered timely under Rule 14a-4(c) of the Securities and Exchange Commission.

By Order of the Board of Directors

CORNELIUS B. PRIOR, JR.

Secretary

April 9, 2003

A COPY OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS, ENCLOSED INSIDE A DESCRIPTIVE POCKET COVER, WHICH SERVES AS THE COMPANY’S ANNUAL REPORT, ACCOMPANIES THIS PROXY STATEMENT. COPIES OF THE EXHIBITS TO THE 2002 FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST TO THE FOLLOWING ADDRESS:

ATLANTIC TELE-NETWORK, INC.

ATTN:  SECRETARY

19 ESTATE THOMAS

HAVENSIGHT

P.O. BOX 12030

ST. THOMAS, U.S. VIRGIN ISLANDS 00801